Exhibit 10.10

September 28, 2011

Jim Lovelady

Dear Jim,

It was a pleasure speaking with you today. Thank you for your service to Lyris. As was mutually agreed, there is no longer a match between our business model and your professional and financial goals. Accordingly, your employment with Lyris, Inc. is terminated as of September 30, 2011. Further, this letter is intended to summarize how your separation from Lyris, Inc. will affect your participation in the various group benefit plans.

1.             September 30, 2011 Paycheck

Your September 30, 2011 paycheck includes all earned wages or salary, accrued unused vacation time, and unused personal/floating holiday time through your last day worked. You have used your floating holiday

2.             Commissions

Your September 30, 2011 paycheck will include commissions payable through August 30, 2011. Your September commissions will be calculated and paid during the normal process in early October.

2.             Business Expenses.

You will be reimbursed for any reasonable business expenses that you incurred on or before September 30, 2011 in accordance with Lyris policy, provided you submit appropriate documentation for such expenses within 30 days of your separation date of September 30, 2011. If you have any outstanding travel advances, these amounts will be offset against these expenses and you agree to pay any shortfall. If you have outstanding expenses on Corporate Card you are solely responsible for paying Visa/MasterCard directly. You are individually liable for Visa/MasterCard Corporate Card. Failure to make payment may reflect negatively on your personal credit.

3.             Continuing Confidentiality Obligations.

You are prohibited from using or disclosing to anyone, including your new employer, any of the confidential and proprietary information and trade secrets you learned or obtained in the course of your employment with Lyris. Under Section 3.2 of the PIIA you agreed as follows:

“Non-Disclosure and Non-Use. At all times, both during the Relationship and after its termination (whether the termination is voluntary or involuntary), I will not, directly or indirectly, except as required by the normal business of the Company or as expressly consented to in writing and in advance by the President of the Company: (i) disclose, publish, or make available, other than to an authorized employee,

domestic: 800.768.2929 | international: 510.844.1600 | fax: 510.844.1598

www.Lyris.com | @Lyris | 6401 Hollis Street, Suite 125 | Emeryville, California 94608

officer, or director of the Company, any Proprietary Information or Rights; (ii) sell, transfer, or otherwise use or exploit any Proprietary Information or Rights; (iii) permit the sale, transfer, use, or exploitation of any Proprietary Information or Rights by any third party; or (iv) retain upon termination of the Relationship any Proprietary Information or Rights, any copies thereof, or any other materials containing or constituting Proprietary Information or Rights. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice..”

4.             Return of Lyris Property.

When you joined Lyris, you signed and agreed to abide by the provisions of the Section (7) Lyris Proprietary Information and Inventions Agreement (“PIIA”). Please note that you agreed as follows:

“Upon termination of the Relationship for whatever reason, whether with or without cause, I shall not take, nor allow a third party to take, and I shall return to the Company, all original copies and all reproductions of Proprietary Information, including but not limited to devices, records, sketches, reports, notebooks, proposals, lists, correspondence, equipment, documents, computer diskettes, photographs, negatives, undeveloped film, notes, drawings, specifications, tape recordings or other electronic recordings, programs, data, or other materials or property of any nature belonging to the Company or the Relationship or work with the Company. I recognize that the unauthorized taking of any Proprietary Information may subject me to criminal prosecution and may also result in civil liability. In addition, I agree to comply with all Company policies and procedures relating to termination of employees and/or consultants (as applicable) including, without limitation, completing any required termination interviews and execution such documents as may reasonably be requested by the Company with respect to the return or other disposition of the Proprietary Information or any other matter covered by this Agreement..”

5.             Non-Solicitation Obligations.

For a period of 24 months after your separation date, you must refrain from soliciting or recruiting Lyris’ customers, business partners or employees on behalf of your new employer or anyone else. Please note under Section 6 of the PIIA you agreed as follows:

“I agree that during the term of the Relationship, and for a period of twenty-four (24) months immediately following the termination of the Relationship for any reason, whether with or without cause (or if this period of time shall be unenforceable by law, then for such period as shall be enforceable), I shall not either directly or indirectly solicit, induce, recruit or encourage any of the

Company’s employees or consultants to terminate their relationship with the Company, or such employees or consultants, or attempt to solicit, induce, recruit, encourage or employees or consultants of the Company, either for myself or for any other person or entity.”

6.             Health Insurance.

If you and any eligible dependent(s) are currently enrolled in a Lyris, Inc. group health plan (medical, dental, vision), this coverage will end September 30, 2011. Under federal law you and each covered dependent may have the right to continue to participate in the same group health plan under the continuation coverage provisions of COBRA. The Ceridian Cobra Services, the Company’s COBRA compliance administrator, will be mailing information concerning your COBRA rights to your home. If you have questions regarding COBRA enrollment, please contact The Ceridian Cobra Services, at (800) 488-8757.

7.             Life Insurance.

Your group basic life and voluntary life insurance coverage ends September 30, 2011. You may convert this coverage to an individual policy by filing a conversion request directly with UNUM Life Insurance Company of America within 31 calendar days of September 30, 2011. You may be eligible to elect portable Life coverage with UNUM if you do not have a medical condition that has a material effect on your life expectancy. You must apply within 31 calendar days of September 30, 2011. If you are currently totally disabled, you may be eligible for the Waiver of Premium provision.

Please contact Unum @ 1-800-421-0344 and/or Blue Cross @ 1-800-801-6142 for more information.

8.             Accidental Death & Dismemberment Insurance (AD&D).

Your AD&D coverage ends September 30, 2011. This coverage may not be converted.

9.             Short Term Disability Insurance.

Your short-term disability coverage ends September 30, 2011. This coverage may not be converted. If you are currently receiving disability benefit payments, please contact the UNUM Life Insurance Company of America to discuss how your separation from employment may affect your continuing claim.

10.           Long Term Disability Insurance.

Your long-term disability coverage ends September 30, 2011. This coverage may not be converted. If you are currently receiving disability benefit payments, please contact the UNUM Life Insurance Company of America to discuss how your separation from employment may affect your continuing claim.

11.           Health Care Reimbursement Account.

Funds in your health care reimbursement account, if applicable, will continue to be available for 60 calendar days following September 30, 2011, for eligible expenses incurred during the period beginning with your enrollment in this plan during 2011 and ending September 30, 2011. You have the right to continue your health care expense account participation through COBRA. The Ceridian Cobra Services will be contacting you regarding your rights.

12.           Dependent Care Reimbursement Account.

Funds in your dependent care reimbursement account, if applicable, will continue to be available for 60 calendar days following September 30, 2011, for eligible expenses incurred during the period beginning with your enrollment in this plan during 2011 and ending September 30, 2011. You may be reimbursed up to the balance in your account. Your contributions to this account cease with your last payroll deduction. This account is not subject to COBRA.

13.           401(k) Plan Account.

The enclosed material will help you evaluate the four choices available for your retirement plan savings when leaving your job. Once you decide on the option that is right for you, it will also help you put your decision into action.

The rollover rules are simple, but you must follow them carefully to avoid taxes and penalties. Always keep in mind the ultimate purpose of your investment — to provide a more secure retirement. Before you make your choice, talk with your financial advisor. He or she can help you in deciding which option is right for you.

Please contact: Eugene Gurevich, Morgan Stanley Smith Barney by telephone at 925-746-2930 or by email at eugene.gurevich@mssb.com.

You can also call the DWS Resource Center at (855) 744-3355 to speak with a Retirement Counselor, Monday through Friday, 9:00 a.m. to 5:00 p.m. ET. The licensed Retirement Counselor can provide information on your IRA rollover options.

14.           Stock Options.

The vesting of your stock options ends on September 30, 2011. You may exercise your vested stock options after your Separation Date, but for only a limited time beyond your Separation Date (the “Exercise Period”). For options granted by Lyris, the Exercise Period ends three (3) months after your Separation Date. Options may not be exercised after the Exercise Period. The unexercised portion of such options will be cancelled at the end of the Exercise Period, and any value therein will be permanently forfeited by you. Please contact Human Resources at (510) 844-1503 to exercise vested options.

15.           Employee Assistance Plan.

Your work-life balance employee assistance program can help you find solutions for the everyday challenges of work and home as well as for more serious issues involving emotional and physical well-being. You may contact the employee assistance program at (800) 854-1446. Your eligibility to participate in this program continues through the end of this month.

16.           Address Changes

Please advise the Lyris, Inc. Human Resources Department if your mailing address changes before you receive your W-2 form (for income tax purposes) at the beginning of next year.

12.           Special Consideration

As part of the agreement between you and the company, Lyris has agreed to pay and you have agreed to accept the following special payments in lieu of any prior terms and agreements.

•                  An amount equal to your base salary, less taxes, for the period beginning October 1, 2011 and ending December 31, 2011, to be paid semi-monthly by direct deposit.

•                 Reimbursement of the first 3 months (October-December 2011) of costs of COBRA continuation health coverage for yourself and your enrolled dependents, upon your presentation of proof of payment.

Jim, we wish you much success in your future endeavors.  If you have any questions, please call me at (510)844-2481.

Please review this letter and the enclosed documents carefully, and then sign below to acknowledge your receipt. Please return to me a copy of this letter.

Sincerely,

/s/ Barron B. Cox
Barron B. Cox
Vice President, Global Talent & Human Resources

Enclosures

I acknowledge that I have received and read a copy of this letter:

	By:	/s/ Jim Lovelady

	Date:	10/12/11